                                                                     EXHIBIT 4.6

                     [LETTERHEAD OF INTERVISUAL BOOKS, INC.]




July 16, 1998



Lynette Ruschak
12312 Gorham Avenue
Los Angeles, CA  90049

Re: Amendment of Nonstatutory Stock Option Agreement ("Option Agreement")

Dear Lynette:

        Intervisual Books, Inc. hereby amends your Option Agreement dated February 10, 1998 for 50,000 shares of the Company's common stock. This agreement is amended only as to the following:

        Paragraph B.  Item 1.  Grant.

        1. Amendment. The Company hereby agrees to reduce the grant price of referenced stock options to $1.50 per share (which price equals the fair market value of the Company's common stock on July 16, 1998, the date of this amendment).

        2. Miscellaneous. Except as expressly amended herein, all the terms and conditions of the Option Agreement remain in full force and effect. This letter may be executed in one or more counterparts, each of which shall be deemed an original. This letter shall be construed and enforced in accordance of the laws of the State of California.

        Please acknowledge your agreement to this letter by executing the enclosed copy of this letter and returning the copy to the undersigned.

                                            INTERVISUAL BOOKS, INC., a
                                            California corporation


                                            By:  /s/  Waldo H. Hunt
                                                 ------------------------
                                                   Waldo H. Hunt
                                                   Chairman of the Board


Agreed:


/s/ Lynette Ruschak                         Date: August 13, 1998
------------------------------
LYNETTE RUSCHAK, an individual